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                                                                  Exhibit 10.109


                                [DIHC Letterhead]

SENT VIA FAX

July 15, 1997

Mr. Charles Nash
President
Concord Realty Advisors, Inc.
535 N. Michigan Avenue

Suite 613
Chicago, Illinois  60611

Re: Dearborn Site - Management Agreement

Dear Charles:

            This letter outlines the services and fees for managing the site located at Dearborn, State and Adams. We are confident that you and your firm will protect our interest in Chicago while we formulate a strategy for the site.

Services and Term

o Ensure that contracts are in place to maintain the property's appearance and condition, including landscaping, fence maintenance, rodent control, trash removal and weed control. Prior to each contract's expiration, evaluate the service provider, and renew/relet the contract for one year with a 30 day cancellation provision. Please coordinate with Richard Ellis, Inc. to obtain current contracts, and provide a summary of contractors and contract terms currently in place. Any and all contracts and expenditures will be signed or approved by DIHC Management Inc. if they exceed $3,000.00 in any one year.

o Ensure that invoices from contractors are accurate, then submit to DIHC Management Corporation for payment. We will pay the service providers directly on a monthly basis when we make our management fee payment to Concord Realty Advisors Inc.
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o     Inspect the property at least twice a month and document your findings in a monthly inspection report. This report should be submitted to DIHC along with approved invoices by the 10th of the month.
o     Act as liaison with local and state government.
o     Monitor interior of site for structural changes.
o     Coordinate public relations efforts.
o     Provide budget and accounting for DIHC service providers.
o Coordinate and supervise the current water removal process with STS and Morse Diesel.
o The term of this agreement commences on July 1, 1997 and expires on December 31, 1997. It may be canceled by either party with thirty days written notice.

Insurance

o Please provide us with a certificate of Insurance and have all DIHC entities involved named as additional insured.
o DIHC will provide Concord Realty Advisors with a certificate of insurance, where they are named as additional insured.

Management Fee

o The management fee for these services will be $2,500 per month, plus out of pocket expenses paid upon receipt and review of the monthly report (due on the 10th). This fee will be prorated for any partial month in the term.
o Billings for special projects are billed on an hourly basis at a blended hourly rate of $100.00.

            It is herewith agreed upon that the water removal project might involve additional work beyond the regular property management arrangement and will be billed on an hourly basis.

            If any other work or project is beyond the management scope described above, you will notify us thereof, and we will make arrangements for additional compensation if necessary. Charles, thank you for agreeing to assist with this asset in Chicago.

Sincerely,


   /s/ Wout Coster
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Wout Coster
Vice President and Senior Investment Manager